EXHIBIT 99.1

Evan M. Gruber	Dan Matsui/Eugene Heller
Chairman and CEO	Silverman Heller Associates
(909) 943-4014	(310) 208-2550

MODTECH HOLDINGS, INC.

ANNOUNCES THIRD-QUARTER, NINE-MONTH RESULTS

Classroom Backlog Grows,

Company Unveils New Distribution Strategy

Perris, California (November 5, 2003) – Modtech Holdings, Inc. (Nasdaq NM: MODT) announced financial results for the third-quarter and nine-month periods ended September 30, 2003.

Net income for the quarter was $2.2 million, or 15 cents a share on a diluted basis, compared to $3.3 million, or 22 cents a share on a diluted basis, for third quarter 2002. Revenues were $50.7 million, versus $51.8 million in the year-ago quarter. Due to steady cash flows from operations, the Company continued to reduce long-term debt, which stood at $7.5 million, down from $12.0 million at the beginning of 2003 and $13.8 million a year ago.

Net income for nine months was $4.7 million, or 33 cents a share on a diluted basis, compared to $7.4 million, or 50 cents a share on a diluted basis, before the cumulative effect of writing down the value of certain intangible assets, for the first nine months of 2002. Beginning in 2002, Modtech adopted Statement of Financial Accounting Standards No. 142, which established new accounting treatment for goodwill and intangibles and no longer requires amortization of such assets. This non-cash, after-tax charge of $37.3 million, or $2.52 per share, resulted in Modtech reporting a net loss of $29.9 million, or $2.02 per share on a diluted basis, for the first nine months of 2002. Revenue for nine months 2003 rose to $136.7 million from $131.7 million in the same period last year.

Total backlog as of September 30, 2003, stood at approximately $105 million, a 25% increase from the $84 million backlog this time last year. Of this amount, approximately $95 million is for California schools.

Evan Gruber, Modtech chief executive officer, remarked: “California school-related sales remained steady, with new orders climbing roughly 40% over last year. However, our business outside of California, which is handled through our United Modular division, has continued to fall. It is for this reason that we have decided to change the way we distribute certain products through that division.

“United Modular accounts for a significant portion of a Modtech’s business, and we feel that a direct-sales and direct-marketing approach will enable us to better control, or influence, sales growth and margins,” Gruber continued. “This direct strategy—for non-California education and specialty products, like Florida classrooms and custom, two-story buildings—will allow more effective contact with those end-user customers and give us more pricing flexibility. For our standard commercial products, we plan to maintain our dealer network and await the eventual economic recovery.”

“To implement this new strategy, we’ve added sales and marketing personnel,” Gruber added. “Based on the usual sales cycle, we expect to begin seeing results in the form of orders by the end of first-quarter 2004 and sales recorded by second quarter. We also expect to see significantly higher margins from these sales.”

“From a longer-term perspective, California voters will be voting on another $12 billion bond issue for new school construction, which will be on the March 2004 ballot,” Gruber stated. “In addition, in

November 2002, Florida voters approved legislation to reduce class size, which is now among the highest in the nation. Cost estimates for this plan range from $8 billion to $20 billion to be spent through 2010. We expect to begin seeing new orders from this legislation also over the next few quarters.”

About Modtech Holdings, Inc:

Modtech designs, manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida. Modtech is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. Modtech’s commercial and industrial buildings are leased or sold through national, regional, and local dealers to a diverse end-user market. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses. Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statement.

[Financial data next page]

MODTECH HOLDINGS, INC.

UNAUDITED SELECTED OPERATING RESULTS AND FINANCIAL DATA

(In thousands, except EPS)

Unaudited operating results for three months ended September 30:

	2002	2003
Net Sales	$ 51,800	$ 50,700
Income from operations	6,120	4,160
Interest, net	(400)	(390)
Income before income taxes	5,720	3,780
Net income	3,320	2,190
Earnings per share—diluted	.22	.15
Average shares outstanding	14,730	14,260

Unaudited operating results for nine months ended September 30:
	2002	2003
Net Sales	$131,700	$136,700
Income from operations	13,930	9,170
Interest, net	(1,260)	(1,090)
Income before income taxes and cumulative effect of change in accounting principle	12,690	8,100
Income before cumulative effect of change in accounting principle	7,360	4,700
Cumulative effect of change in accounting principle	(37,290)	—
Net income (loss)	(29,930)	4,700
Earnings per share—diluted:
Income before cumulative effect of change in accounting principle	.50	.33
Cumulative effect of change in accounting principle	(2.52)	—
Net income (loss)	(2.02)	.33
Average shares outstanding	14,750	14,230

Selected Financial Data:	September 30, 2002	September 30, 2003
Earnings before interest, taxes, depreciation and amortization	$ 15,710	$ 10,550
Working Capital	28,290	25,950
Total Assets	158,260	163,970
Long Term Obligations	13,750	7,700
Shareholders Equity	104,510	110,170

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